News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

(603) 893-9701

e-mail: InvestorRelations@Standex.com

STANDEX REPORTS FIRST-QUARTER 2019 FINANCIAL RESULTS

Achieves 2.1% Sales Increase; 1.1% Organic Increase

GAAP Operating Income Increases 21.4% and Non-GAAP Operating Income Grows 6.2%

GAAP EPS Increases 13.1% and Non-GAAP EPS Decreases 1.6%

Announces Intent to Seek Strategic Alternatives for Cooking Solutions Group

SALEM, NH – October 29, 2018. . . . Standex International Corporation (NYSE:SXI) today reported financial results for the first quarter fiscal year 2019. The Company also announced its intention to pursue strategic alternatives for the Cooking Solutions Group within its Food Service Equipment Segment. Results for the Cooking Solutions Group have been classified as discontinued operations and as such are not included in the Company’s Q1 fiscal 2019 financial results from continuing operations.

First-Quarter Fiscal 2019 Results

Net sales increased 2.1% year-over-year to $193.1 million with total organic sales up 1.1%. Acquisitions contributed 1.7% to growth and foreign exchange had a negative effect of 0.7%.

Net income from continuing operations was $14.4 million, or $1.12 per share, which includes $0.3 million of restructuring charges, $0.3 million of purchase accounting costs, and $0.5 million of acquisition-related costs. This compares with first-quarter fiscal 2018 net income from continuing operations of $12.7 million, or $0.99 per diluted share, including $2.2 million of restructuring charges, $0.2 million of purchase accounting costs and $0.8 million of acquisition-related costs. Excluding the aforementioned items from both periods, non-GAAP net income from continuing operations was $15.5 million, or $1.21 per diluted share, down from $15.8 million, or $1.23 per diluted share, in the prior-year period.

Net working capital (defined as accounts receivable plus inventories less accounts payable) was $172.3 million at the end of the first quarter of fiscal 2019, compared with $151.5 million a year earlier. Working capital turns decreased to 4.6 in the first quarter of fiscal 2019 from 5.0 a year earlier, primarily due to sales growth and business mix.

The Company closed the quarter with net debt (defined as debt less cash) of $190.2 million, compared with a net debt position of $84.2 million at year-end fiscal 2018. The increase in debt primarily results from the two acquisitions announced by the Company during the first quarter of fiscal year 2019.

A reconciliation of net income, earnings per share and net income from continuing operations from reported GAAP amounts to non-GAAP amounts is included later in this release.

Exploring Strategic Alternatives for Cooking Solutions Group

After a thorough strategic review, Standex announced that it has retained the investment banking division of Baird to seek strategic alternatives for its Cooking Solutions Group, which is part of the Company’s Food Service Equipment Group (FSEG) segment. The Cooking Solutions Group includes the APW Wyott®, Bakers Pride®, Tri-Star™, BKI®, Barbecue King® and Ultrafryer® brands, and serves the food service, convenience store and supermarket end markets. In fiscal year

2018, Cooking business net revenues were $97.9 million, which represents approximately 25% of FSEG segment net sales, or 10% of the Company’s fiscal 2018 sales.

Commenting on this announcement, Standex President and Chief Executive Officer David Dunbar stated, “As the business has evolved, we have determined that the Cooking Solutions Group does not align with our strategic vision. The Cooking Solutions Group portfolio includes attractive brands with a broad set of product lines that we believe would be a valuable strategic fit for a company that can provide the focus and capabilities needed to more effectively compete in this market.”

Management Comments

“In the first quarter of 2019 we delivered topline growth across four of our five business segments -- Electronics, Engraving, Engineering Technologies and Hydraulics,” said Mr. Dunbar. “We began to see sequential improvements in our Engineering Technologies margins, which reinforces our expectations for a strong second half for the business as the aviation ramp accelerates. FSEG results were impacted by a slowdown in the Refrigeration business in the quarter, however, we expect to leverage the benefits of the Refrigeration restructuring as we move through 2019..

“We made several significant portfolio moves to advance our strategy to transform Standex into a world-class operating company. These moves included two key bolt-on acquisitions -- Agile Magnetics in Electronics and Tenibac-Graphion in Engraving – which strengthen two of our strategic growth platforms. In addition, our decision to pursue strategic alternatives for our Cooking Solutions Group should enhance our profitability..”

Segment Review

Food Service Equipment sales from continuing operations decreased 7.1% year-over-year, and operating income decreased 19.9%.

“FSEG revenues and operating income declined as a slowdown in the Refrigeration business offset positive momentum in Scientific and Merchandising,” said Dunbar. “Scientific once again delivered double-digit growth and Merchandising grew 4.0% as we capitalized on new product roll outs and business opportunities. Refrigeration sales were down double digits as we experienced a decline in demand from Drug Retail, Dollar Stores and Quick Service Restaurants that was in line with national spending levels industry-wide.

“Looking ahead, we remain focused on continuing to grow differentiated products through the introduction of new offerings in the Scientific, Merchandising and Specialty Pump businesses. In addition, we are focused on taking additional actions to realign the Refrigeration business with current market conditions and leveraging our well-known brands to generate value.”

Engraving sales increased 9.6% year-over-year. Operating income declined 0.6%.  Adjusted operating income, excluding purchase accounting expenses, increased 2.6%.

“We achieved strong top-line performance in Engraving as we capitalized on strong automotive demand and new technology sales, including laser, tool finishing and nickel shell, which were $10 million for the quarter,” said Dunbar. “The Piazza Rosa integration continues to be a key catalyst for growth as we accelerate tool finishing across our footprint. The Tenibac-Graphion acquisition looks to be an excellent cultural fit and Integration is proceeding well.

“Looking ahead, we continue to see robust automotive roll outs, and we remain focused on capitalizing on growth from new technologies, particularly in North America, and leveraging our recent acquisitions.”

Engineering Technologies sales increased 2.6% year-over-year, and operating income increased 50.2%.

“In line with our expectations, Engineering Technologies sales were up slightly and margins showed improvement year over year,” said Dunbar. “We also were encouraged by a profitable quarter for the Enginetics business as it began to build sales momentum and realize improvement in operating efficiencies.

“Going forward, we are focused on leveraging the investments we have made to support the upcoming aviation ramp, delivering on our growing backlog for critical engine parts and lip-skins, and capitalizing on the mounting demand we are seeing in customer production schedules in the energy and space markets.  We continue to expect significant sales and margin improvement during the second half of our fiscal year.”

Electronics sales were up 9.9% year-over-year.  Operating income was up 24.4% year over year.

“The year-over-year sales increase in Electronics was once again driven by double-digit organic growth in all regions and all end-markets with continued solid contributions from Standex Electronics Japan, said Dunbar. “At the end of the quarter, we completed the acquisition of Agile Magnetics, enhancing our ability to service the high-reliability, mission-critical, custom-designed magnetics market.

“Looking ahead, we are focused on capitalizing on growing backlog and new business opportunities, while we advance the integration of Agile Magnetics.”

Hydraulics reported a 9.9% year-over-year sales increase while operating income decreased 15.4%.

“Hydraulics sales, order and backlog growth was driven by strength in all sectors, notably in the construction, housing and infrastructure markets” said Dunbar. “Profitability in the business was impacted by material price increases, tariffs and machine downtime. We remain optimistic about the future of this segment as we continue to leverage the strong market environment and actively manage near-term cost dynamics.”

Business Outlook

“We began 2019 with solid momentum and strength across most of our end markets,” said Dunbar. “We will continue to invest where we see the most attractive returns such as Electronics and Engraving as well as new aviation programs including the A350 in Engineering Technologies. In this regard, we plan to spend $35 to $36 million in Capex in 2019 to support these opportunities together with operational excellence initiatives.  With regard to the Cooking Solutions Group, we anticipate a sale to be completed within the fiscal year. Finally, by executing against our Value Creation System, we continue to position Standex to deliver on our long-term financial targets and fulfill our mission to become a best-in-class operating company.”

Conference Call Details

Standex will host a conference call for investors today, October 29, 2018 at 10:00 a.m. ET. On the call, David Dunbar, President and CEO, and Thomas DeByle, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Webcasts and Presentations”, located at www.standex.com.  A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation through November 12, 2018. To listen to the playback, please dial (800) 585-8367 in the U.S. or (404) 537-3406 internationally; the passcode is 2689834. The webcast replay also can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP income from operations, non-GAAP net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures including the impact of restructuring charges, purchase accounting, discrete tax events, and acquisition costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.  Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment, Engraving, Engineering Technologies, Electronics, and Hydraulics with operations in the United States, Europe, Canada, Japan, Australia, Singapore, Mexico, Brazil, Argentina, Turkey, South Africa, India and China. For additional information, visit the Company's website at http://standex.com/.

Standex International Corporation
Consolidated Statement of Operations (Unaudited)

	Three Months Ended
	September 30,
(In thousands, except per share data)	2018	2017
Net sales	$193,080	$189,142
Cost of sales	123,828	123,471
Gross profit	69,252	65,671

Selling, general and administrative expenses	45,472	43,057
Restructuring costs	447	2,958
Acquisition related costs	688	1,005

Income from operations	22,645	18,651

Interest expense	2,244	1,721
Other (income) expense, net	201	(29)
Total	2,445	1,692

Income from continuing operations before income taxes	20,200	16,959
Provision for income taxes	5,842	4,262
Net income from continuing operations	14,358	12,697

Income (loss) from discontinued operations, net of tax	1,499	1,302

Net income	$15,857	$13,999

Basic earnings per share:
Income from continuing operations	$1.13	$1.00
Income (loss) from discontinued operations	0.12	0.10
Total	$1.25	$1.10

Diluted earnings per share:
Income from continuing operations	$1.12	$0.99
Income (loss) from discontinued operations	0.12	0.10
Total	$1.24	$1.09

Average Shares Outstanding
Basic	12,716	12,676
Diluted	12,808	12,768

First quarter of fiscal 2018 YTD results have been recast to reflect the treatment of the Cooking Solutions Group as a discontinued operation and the reclass of $0.6 million of defined benefit pension expense in connection with the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost.

Standex International Corporation
Condensed Consolidated Balance Sheets

	(unaudited)
(In thousands)	September 30, 2018	June 30, 2018

ASSETS
Current assets:
Cash and cash equivalents	$109,270	$109,602
Accounts receivable, net	123,804	119,783
Inventories	111,687	104,300
Prepaid expenses and other current assets	15,135	10,255
Income taxes receivable	615	2,348
Deferred tax asset	-	-
Current assets- Discontinued Operations	36,315	37,671
Total current assets	396,826	383,959

Property, plant, equipment, net	139,707	136,934
Intangible assets, net	110,416	84,938
Goodwill	263,021	211,751
Deferred tax asset	6,816	7,447
Other non-current assets	31,088	29,749
Long-term Assets- Disontinued Operations	61,733	62,159
Total non-current assets	612,781	532,978

Total assets	$1,009,607	$916,937

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$63,161	$78,947
Accrued liabilities	57,136	57,679
Income taxes payable	5,790	6,050
Current Liabilities- Disontinued Operations	18,682	18,665
Total current liabilities	144,769	161,341

Long-term debt	299,438	193,772
Accrued pension and other non-current liabilities	105,320	110,979
Non-current liabilities- Discontinued Operations	50	50
Total non-current liabilities	404,808	304,801

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	63,280	61,328
Retained earnings	773,938	761,430
Accumulated other comprehensive loss	(127,105)	(121,859)
Treasury shares	(292,059)	(292,080)
Total stockholders' equity	460,030	450,795

Total liabilities and stockholders' equity	$1,009,607	$916,937

First quarter of fiscal 2018 YTD results have been recast to reflect the treatment of the Cooking Solutions Group as a discontinued operation.

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows (Unaudited)
	Three Months Ended
	September 30,
(In thousands)	2018	2017

Cash Flows from Operating Activities
Net income	$15,857	$13,998
Income (loss) from discontinued operations	1,499	1,301
Income from continuing operations	14,358	12,697

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,655	6,271
Stock-based compensation	2,157	1,164
Non-cash portion of restructuring charge	13	516
Contributions to defined benefit plans	(252)	(264)
Net changes in operating assets and liabilities	(25,502)	(23,702)
Net cash provided by operating activities - continuing operations	(2,571)	(3,318)
Net cash provided by (used in) operating activities - discontinued operations	3,560	(2,176)
Net cash provided by (used in) operating activities	989	(5,494)
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(7,465)	(8,328)
Expenditures for acquisitions, net of cash acquired	(96,828)	(10,397)
Proceeds from life insurance policies	-	2,217
Other investing activities	2,332	(78)
Net cash (used in) investing activities continuing operations	(101,961)	(16,586)
Net cash provided by investing activities- discontinued operations	(232)	(528)
Net cash (used in) investing activities	(102,193)	(17,114)
Cash Flows from Financing Activities
Proceeds from borrowings	139,500	63,000
Payments of debt	(34,000)	(52,788)
Activity under share-based payment plans	652	1,042
Purchase of treasury stock	(837)	(1,277)
Cash dividends paid	(2,287)	(2,026)
Net cash provided by (used in) financing activities	103,028	7,951

Effect of exchange rate changes on cash	(2,156)	1,361

Net changes in cash and cash equivalents	(332)	(13,296)
Cash and cash equivalents at beginning of year	109,602	88,566
Cash and cash equivalents at end of period	$109,270	$75,270

First quarter of fiscal 2018 YTD results have been recast to reflect the treatment of the Cooking Solutions Group as a discontinued operation.

Standex International Corporation
Selected Segment Data (Unaudited)

	Three Months Ended
	September 30,
(In thousands)	2018	2017
Net Sales
Food Service Equipment	$72,331	$77,827
Engraving	35,979	32,829
Engineering Technologies	20,784	20,267
Electronics Products	51,450	46,816
Hydraulics Products	12,536	11,403
Total	$193,080	$189,142

Income from operations
Food Service Equipment	$6,668	$8,319
Engraving	7,547	7,596
Engineering Technologies	1,775	1,181
Electronics Products	12,787	10,283
Hydraulics Products	1,583	1,872
Restructuring	(447)	(2,958)
Acquisition Related Costs	(688)	(1,005)
Corporate	(6,580)	(6,637)
Total	$22,645	$18,651

First quarter of fiscal 2018 YTD results have been recast to reflect the treatment of the Cooking Solutions Group as a discontinued operation and the reclass of $0.6 million of defined benefit pension expense in connection with the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost.

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended
	September 30,
(In thousands, except percentages)	2018	2017	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Income from operations, as reported	$22,645	$18,651	21.4%
Adjustments:
Restructuring charges	447	2,958
Acquisition-related costs	688	1,005
Purchase accounting expenses	456	204
Adjusted income from operations	$24,236	$22,818	6.2%
Interest and other income (expense), net	(2,445)	(1,692)
Provision for income taxes	(5,842)	(4,262)
Tax impact of above adjustments	(460)	(1,046)
Net income from continuing operations, as adjusted	$15,489	$15,818	-2.1%

EBITDA and Adjusted EBITDA:
Net income from continuing operations, as reported	$14,358	$12,697
Add back:
Provision for income taxes	5,842	4,262
Interest expense	2,244	1,721
Depreciation and amortization	6,655	6,271
EBITDA	$29,099	$24,951	16.6%
Adjustments:
Restructuring charges	447	2,958
Acquisition-related costs	688	1,005
Purchase accounting expenses	456	204
Adjusted EBITDA	$30,690	$29,118	5.4%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$(2,571)	$(3,318)
Less: Capital expenditures	(7,465)	(8,328)
Free operating cash flow	$(10,036)	$(11,646)
Net income from continuing operations	14,358	12,697
Conversion of free operating cash flow	NM	NM

First quarter of fiscal 2018 YTD results have been recast to reflect the treatment of the Cooking Solutions Group as a discontinued operation and the reclass of $0.6 million of defined benefit pension expense in connection with the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost.

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended
	September 30,
Adjusted earnings per share from continuing operations	2018	2017	% Change

Diluted earnings per share from continuing operations, as reported	$1.12	$0.99	13.1%

Adjustments:
Restructuring charges	0.02	0.17
Acquisition-related costs	0.04	0.06
Purchase accounting expenses	0.03	0.01
Diluted earnings per share from continuing operations, as adjusted	$1.21	$1.23	-1.6%

First quarter of fiscal 2018 YTD results have been recast to reflect the treatment of the Cooking Solutions Group as a discontinued operation.

Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are the impact of implementation of government regulations and programs affecting our businesses, unanticipated legal judgments, fines or settlements, uncertainty in conditions in the financial and banking markets, general domestic and international economic conditions in the markets we serve, the impact of foreign exchange, increases in raw material costs, the ability to substitute less expensive alternative raw materials, changes in the heavy construction vehicle market, the ability to continue to successfully implement productivity improvements, market acceptance of our products, our ability to design, introduce and sell new products and related product components, the ability to redesign certain of our products to continue meeting evolving regulatory requirements, the impact of delays initiated by our customers, our ability to increase manufacturing production to meet demand, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to continue to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations, successful completion and integration of acquisitions, changes in pension funding requirements, the impact of trade tariffs as well as recently passed tax reform legislation in the United States and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2018, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.